                   Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
-------------------------
[ ] Preliminary Proxy Statement              [X] Definitive Proxy Statement
[ ] Definitive Additional Materials          [ ] Soliciting Material Pursuant to
                                                 Rule 14a-11(c) or Rule 14a-12

                         MIKRON INSTRUMENT COMPANY, INC.
                (Name of Registrant as Specified in its Charter)

                         MIKRON INSTRUMENT COMPANY, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check in the appropriate box):
-----------------------------------------------------
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         [ ]      Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration No.:
         (3)      Filing Party:
         (4)      Date Filed:

                         MIKRON INSTRUMENT COMPANY, INC.
                                16 Thornton Road
                            Oakland, New Jersey 07436

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JULY 24, 2000 AT 11:00 A.M.

TO THE SHAREHOLDERS OF MIKRON INSTRUMENT COMPANY, INC.

         MIKRON INSTRUMENT COMPANY, INC. will hold its 2000 Annual Meeting of Shareholders at 11:00 A.M. on July 24, 2000. At the meeting, you will be asked to consider and vote on the following proposals:

         To elect six directors, each to hold office for a term of one year or until their respective successors shall have been duly elected or appointed;

         To ratify the appointment of Arthur Andersen, LLP as our independent auditors for the fiscal year ending October 31, 2000; and

         To transact such other business as may properly come before the meeting.

         The meeting will be held at our offices which are located at 16 Thornton Road, Oakland, New Jersey 07436.

         Only holders of record of shares of our common stock at the close of business on June 19, 2000 will be entitled to vote at the meeting. All such shareholders are requested to be represented at the meeting either in person or by proxy. The stock transfer books will not be closed.

         Enclosed are copies of the Annual Report to our Shareholders consisting of a letter from our Chairman and our President and our Form 10-KSB for the year ended October 31, 1999, and a copy of our quarterly report on Form 10-QSB for the quarter ended April 30, 2000. A proxy card and return envelope also are enclosed.

         Shareholders who cannot attend the meeting in person are requested to date and execute their proxies and return them to us in the enclosed envelope as promptly as possible.

                                             By Order of the Board of Directors,

                                             /s/ Steven D. Dreyer

                                             Steven D. Dreyer, Secretary

                         MIKRON INSTRUMENT COMPANY, INC.
                                16 Thornton Road
                            Oakland, New Jersey 07436

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            To be held July 24, 2000

                     SOLICITATION AND REVOCATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the management of MIKRON INSTRUMENT COMPANY, INC., a New Jersey corporation, for use at the Annual Meeting of Shareholders to be held on July 24, 2000 and at any postponements or adjournments thereof. This material is first being mailed to shareholders on or about June 23, 2000.

         The cost of such solicitation will be borne by us. We may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

         A form of proxy is enclosed for use at the meeting. The issuance of a proxy by a shareholder will not affect his or her right to vote his or her shares if he or she attends the meeting and desires to vote in person. A proxy may be revoked at any time prior to the voting thereof, but a revocation will not be effective unless notice thereof is received, in writing, by the Secretary of the Company prior to such voting. All such shares represented by effective proxies on the enclosed form received by us will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR all directors and proposals contained therein. Proxies marked "abstain" will be treated as present for the purpose of determining a quorum but will not be voted with respect to any proposal marked "abstain."

                                VOTING SECURITIES

         Our one third cent par value common stock, of which 4,288,200 shares were outstanding as of June 19, 2000, are our only voting securities. Each share is entitled to one vote. To be elected, a director must receive a plurality of the votes of the holders of common stock present in person or by proxy at the meeting. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting is required to approve Proposals 2 and 3 to be acted upon at the meeting. Only holders of record of shares of common stock at the close of business on June 19, 2000 will be entitled to notice of, and to vote at the meeting. Any such shareholder may vote his or her shares either in person or by his or her duly authorized proxy.

                     OWNERSHIP OF COMMON STOCK BY DIRECTORS,
                       EXECUTIVE OFFICERS AND FIVE PERCENT
                               BENEFICIAL HOLDERS

         The following table sets forth as of June 19, 2000 certain information as to persons known to us who may be deemed to be beneficial owners of more than five percent of our outstanding shares of common stock, each of our directors and nominees for election as directors and all of our officers, directors and nominees for election as directors as a group:



                                   Amount and Nature          Percentage of
Name and Address of                  of Beneficial            Outstanding
 Beneficial Owner(1)               Ownership(1)               Shares Owned(2)
---------------------              -------------              ----------------

Steven N. Bronson(3)                  842,602(4)                    18.6%

Gerald D. Posner                      333,333(5)                     7.8%

Dennis Stoneman                       166,667(5)                     3.9%

Keikhosrow Irani                      625,984                       14.6%

Paul M. Bronson(6)                         --                          --

William J. Ekenrode(7)                  5,000(8)                       --

Henry M. Rowan(9)                       --(8)                          --

Lawrence C. Karlson(10)                67,000(11)                    1.6%

Chori Co., Ltd.(12)                   350,000                        8.2%

All Officers, Directors and
Nominees as a Group

(8 persons)                         2,040,586(13)                   44.9%

-----------------------

(1) All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each shareholder is c/o the company, 16, Thornton Road, Oakland, New Jersey.

(2)      Based upon 4,288,200 shares issued and outstanding.

(3) Mr. Bronson's address is c/o Catalyst Financial LLC., 900 Third Avenue, Suite 201, New York, New York.

(4) Includes 153,685 shares of common stock issuable pursuant to warrants held by Mr. Bronson, and 100,000 shares of common stock issuable pursuant to warrants held by Catalyst Financial LLC., a limited liability company owned and controlled by Mr. Bronson through which he is deemed to possess the power to vote and dispose of such shares (collectively, the "Bronson Warrant Shares"). All of such warrants may be exercised within 60 days of the date of this proxy statement. See "Certain Relationships and Related Transactions."

(5) Does not include 171,428 shares of common stock issuable pursuant to options which contain vesting conditions and performance targets which have not yet been satisfied. See "Certain Relationships and Related Transactions."

(6)      Paul M. Bronson's address is 6004 Coss Corners Road, Bath, New York.

(7)      Mr. Ekenrode's address is 575 Gramercy Lane, Downington, Pennsylvania.

(8) If this nominee is elected as a director at the Meeting, we intend to issue options to him under the Plan to purchase 25,000 shares of common stock. Such shares are not included here. See, "Executive Compensation--Compensation of Directors."

(9)      Mr. Rowan's address is 10 Indel Avenue, Rancocas, New Jersey.

(10) Mr. Karlson's address is 2401 Casa de Marbella Drive, Palm Beach Gardens, Florida.

(11) If Mr. Karlson is elected as a director at the Meeting, the Board intends to appoint him as its Chairman. If that takes place, we intend to issue options to Mr. Karlson under the Plan to purchase 35,000 shares of common stock. Such shares are not included here. See, "Executive Compensation--Compensation of Directors."

(12) The address of this shareholder is 4-7 Kawaramachi, 2-chome, Chuo-ku, Osaka 541, Japan.

(13)     Includes the Bronson Warrant Shares.


                             EXECUTIVE COMPENSATION

         Between August 1998 and May 16, 1999, Steven N. Bronson served as our Chief Executive Officer. However, he did not receive any compensation from us in such capacity. Commencing on May 17, 1999, Gerald D. Posner began serving as our President and Chief Executive Officer for which he is being paid a salary at the annual rate of $200,000. Also, commencing on May 17, 1999, Dennis Stoneman began serving as a Vice President for which he is being paid a salary at the annual rate of $100,000. The following table sets forth certain information regarding compensation paid by us to Mr. Posner during fiscal 1999 in his capacity as Chief Executive, to Keikhosrow Irani in his capacity as the Company's Chief Executive Officer in Fiscal 1997 and as President in 1998, and to each of our executive officers who received salary and bonus payments in excess of $100,000 during the fiscal year ended October 31, 1999. The Company has not paid any compensation that would qualify as payments pursuant to long-term incentive plans ("LTIP Payments"), or "All Other Compensation" and it did not issue any SARs during such period of time.

                           Summary Compensation Table

                                                                                             Long-Term Compensation
                           Annual Compensation                                                   Awards
                           -------------------                                          ---------------------------
                                                                                                          Securities
Name and                                                          Other Annual            Restricted      Underlying
Principal Position         Year       Salary ($)   Bonus ($)      Compensation ($)        Stock Awards    Options
------------------         ----       ----------   ---------      ----------------        ------------    -------
Gerald D. Posner, CEO     1999 (1)      $84,615            -               --                  -              - (2)
Keikhosrow Irani, Pres.   1998         $130,000            -           11,000   (3)            -              -
Keikhosrow Irani, CEO     1997         $127,000            -           11,000   (3)            -              -
Dennis Stoneman, VP       1999 (4)      $42,307            -            3,000   (5)            -              - (6)

----------------------

(1)  May 17, 1999 - October 31, 1999.

(2) Does not include 171,428 shares of common stock issuable pursuant to options which contain vesting conditions and performance targets which have not yet been satisfied. See "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

(3) Mr. Irani has Company paid life insurance and incidental personal use of a Company-leased automobile. See, "Certain Relationships and Related Transactions."

(4)  May 17, 1999 - October 31, 1999.

(5)  Mr. Stoneman receives a car allowance of $500.00 per month.

(6) Does not include 171,428 shares of common stock issuable pursuant to options which contain vesting conditions and performance targets which have not yet been satisfied. See "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

     We provide hospitalization, major medical and dental insurance to all employees eligible under a group plan. Premium costs under that group plan attributable to the officers named above are not included in the table.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

The Company did not grant any SARs to any of its executive officers during the fiscal year ended October 31, 1999. The following table describes the options granted to the named executives during that fiscal year.



                                                    Individual Grants

                           Number of                        % of Total Options
                           Securities Underlying            Granted to Employees        Exercise or Base    Expiration
Name                       Options Granted (#)              During Fiscal Year          Price ($/Sh)        Date
----                       --------------------             ------------------          ------------        -------
Gerald D. Posner, CEO                171,428   (1)                43.6%                     $1.00           8/17/2003
Dennis Stoneman, VP                  171,428   (1)                43.6%                     $1.00           2/17/2003

---------------------------

(1) In accordance with the employment agreements between the Company and Messrs. Posner and Stoneman, each of them was granted options under the Company's Omnibus Incentive Stock Ownership Plan (the "Plan") to purchase 171,428 shares of Common Stock at an exercise price of $1.00 per share. The vesting of such options shall occur at the rate of 25% per annum at the end of each one year period during the term of each agreement, and the exercise of all vested options shall be conditioned upon the achievement of a set of pre-determined earnings, revenue and other performance targets to be formulated mutually by each executive and the Board or the committee administering the Plan. The term of such options shall be the 51 month period commencing on May 17, 1999. See, "Employment Contracts, Termination Of Employment And Change In Control Arrangements."

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

     None of the Named Executive officers exercised any options during the fiscal year ended October 31, 1999.

                            COMPENSATION OF DIRECTORS

     We have not paid and do not presently propose to pay compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings. Subject to the shareholders' election of Messrs. Eckenrode, Rowan and Karlson as directors at the Meeting, and also subject to the Board's approval, we intend to issue common stock purchase options under our Plan to our newly elected directors. Such options shall entitle the Messrs. Eckenrode and Rowan to purchase 25,000 shares of common, and shall entitle Mr. Karlson, who the Board intends to appoint as its Chairman, to purchase 35,000 shares of common stock. The term of each option shall be five years. The exercise price will be the fair market value of our stock on the date when the options are granted.

           EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE
                            IN CONTROL ARRANGEMENTS

     In December, 1996, Keikhosrow Irani, who was then our President, entered into a five year employment agreement with us. Pursuant to this agreement, Mr. Irani received compensation at the rate of $130,000 in 1998, and will receive base salaries of $135,000 in 1999, $140,000 in 2000 and $150,000 in 2001. Mr.
Irani has exercised a two year renewal option contained in that agreement. He is entitled to receive a base salary of $150,000 during each of those two year periods. The agreement also provides Mr. Irani with the use of an automobile and for disability income equal to his base salary for up to six months of disability. In the event of disability lasting beyond six months or in the event of death of Mr. Irani, the agreement requires a payment of 50% of the total amount of his last three years' salary over a term of three years. The agreement also requires us to provide disability and life insurance to Mr. Irani.

     In May 1999, Gerald D. Posner and Dennis Stoneman, our President and a Vice President, respectively, entered into four year employment agreements with us which provide for the payment of annual salaries of $200,000 and $100,000, respectively, subject to such merit increases, in each case, as our Board, or the Compensation Committee thereof, shall determine to grant. In accordance with the terms of their respective employment agreements, the Board granted options to purchase 171,428 shares of common stock to each of Messrs. Posner and Stoneman, at exercise prices of $1.00 per share, See, "Option/SAR Grants In Last Fiscal Year."

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company. There has not been any such interlocking relationship in the past.

Report of the Board of Directors Regarding Executive Compensation

     The Board established a Compensation Committee during fiscal 1999. By reason of the fact that the salaries and other compensation which our Chief Executive Officer, and our other executives who receive more than $100,000 per annum are paid pursuant to employment agreements which we executed with the Board's approval before the Committee was constituted, the Committee took no action regarding executive compensation during fiscal 1999. Instead, the Board has dealt with such issues in the past on an ad hoc basis. It is the intention of the Board to appoint a Compensation Committee of non-employee directors during the current fiscal year whose primary purposes will be to administer the Plan (assuming that adoption of the Plan is approved by the shareholders at the meeting), and to develop executive compensation policies and practices which coincide with and enhance the business plans and strategies which we undertake in connection with the pursuit of our business objectives.

     Prior to the recent changes in management brought about by the additions of Messrs. Posner and Stoneman, none of our senior executives received any grants of options to purchase common stock or awards of such stock. Furthermore, no bonuses were paid to any of such executives, either as a reward for past performance or to incentivize future efforts.

     The employment agreements which we executed with Messrs. Posner and Stoneman signified a material shift in the compensation philosophy being applied by the Board. Both of those agreements provide for the payment of salaries which the Board believes are modestly competitive when viewed from the standpoints of our current size and position and the experience of those two executives. Both agreements also provide for sizable grants of performance options under the proposed Plan which are designed to motivate these key executives to propel us to generate much higher levels of revenues and earnings through growth and expansion. Those options entitle each of Messrs. Posner and Stoneman to purchase 171,428 shares of common stock at $1.00 per share. Those entitlements vest at the rate of 42,857 shares per annum, and any vested options can only be exercised if the performance targets that the Board or the Committee sets for a particular fiscal year have been met. The performance targets that the Board established for Messrs. Posner and Stoneman for fiscal 2000 are keyed to our achievement of total revenues of at least $9,311.000 and income from operations of at least $236,250. Based upon the Board's assumption that the achievement of those targets will translate into higher prices for our shares, and concomitantly greater returns for our shareholders, a modest increase in the price of the stock over the course of the next four years could significantly increase the overall compensation to be received by Messrs. Posner and Stoneman, when compared to their respective base salaries.

     Our employment agreements with Messrs. Posner, and Stoneman and Mr. Irani's employment agreement, contain provisions which would permit the Board to award cash bonuses to those executives when circumstances warrant such action. Either the Board, or Compensation Committee, will review the results we achieve and the performance of each of those executives after the close of the current and future fiscal years. A determination will then be made as to whether and to what extent any bonuses should be awarded.

     In summary, it is the Board's belief that the compensation policies that have been described in this report will serve Mikron's best interests and the best interests of its shareholders. These policies have been designed to provide appropriate levels of compensation to our senior executives based upon the particular combination of factors which the Board believes will be applicable to Mikron over the next several years. As and when those factors change, the Board or the Compensation Committee will make every effort to make adjustments to those policies in a manner which will provide fair and reasonable levels of compensation and appropriate incentives to our executives, while continuing to be in our best interests of those of our shareholders.

Respectfully submitted,

The Board:

Steven N. Bronson          Gerald D. Posner          Keikhosrow Irani
Dennis Stoneman            Paul M. Bronson

Comparison Of Total Shareholder Returns

The performance graph which follows compares the cumulative total shareholder returns on our common stock for the five-year period ended October 31, 1999 with the S&P 500 Index and a peer group index of 32 companies (including our company) who, according to their respective standard industrial codes, are engaged in the same line of business as the one in which we are engaged. The graph assumes that the value of our common stock and the value of each Index was $100 on October 31, 1994. The shareholder returns shown below may not be indicative of future performance.


                                                            Fiscal Years Ended October 31,
                                                            ------------------------------

                                        Base Year
                                          1994         1995         1996         1997         1998          1999
                                          ----         ----         ----         ----         ----          ----
Mikron Instrument Co., Inc.                100         80.00       115.00        70.00        25.00        40.00
S&P 500 Index                              100        126.44       156.90       207.29       252.88       317.79
Peer Group Index                           100        150.05       149.53       220.09       224.89       301.46

-------------------------------------
Source: S&P Compustat Total Return Service

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all of those filing requirements were complied with by our executive officers and directors except that Keikhosrow Irani failed to timely file a Form 4 with respect to the sale of shares of common stock which took place in September, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We previously retained Barber & Bronson ("B&B") as our exclusive investment banker until September 30, 1998. Under our agreement with B&B, we paid $1,000 per month to B&B and issued to certain principals of B&B warrants to purchase up to 400,000 shares of common stock at prices ranging from $0.81 per share to $2.50 per share. Mr. Bronson, the President, sole director and principal shareholder of B&B, received warrants to purchase 318,060 of those 400,000 shares. On December 31, 1998, Mr. Bronson exercised warrants to purchase 131,500 shares at prices ranging between $.81 and $1.50 per share. Also, on that date, one of the warrants which entitled Mr. Bronson to purchase 32,875 shares of an exercise price of $1.75 per share expired unexercised. Mr. Bronson continues to hold one of those warrants which entitles him to purchase up to 153,685 shares of common stock at an exercise price of $2.50 per share through September 30, 2000.

     On May 3, 1999, we entered into a three year financial consulting services agreement with Catalyst Financial Corp., now known as Catalyst Financial LLC. ("Catalyst"), a licensed brokerage and investment banking firm solely owned and controlled by Steven N. Bronson. Catalyst's basic compensation under this agreement includes a payment of $5,000 per month during the term of the agreement and a five year warrant entitling it to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Furthermore, in the event that we effectuate, as a result of any introduction made by Catalyst, a merger, acquisition, consolidation, reorganization, recapitalization, business combination or other transaction (in each case, an "M&A Transaction") during the term of the agreement, and during the one year period following the end of such term, Catalyst shall be entitled to receive a finder's fee with respect thereto based upon a sliding scale ranging from 5% of the first $5,000,000 of consideration to 1% of any consideration in excess of $20,000,000. Also, if Catalyst renders consulting services with respect to an M&A Transaction which does not result from an introduction made by it, Catalyst shall be entitled to receive a finder's fee with respect thereto based upon a sliding scale ranging from 2.5% of the first $5,000,000 of consideration to .5% of any consideration in excess of $20,000,000.

     We purchase certain of the products we sell to our customers from Chori Co., Ltd. ("Chori"), and Chori-America. Chori is an owner of more than five percent (5%) of our common stock. During fiscal 1999 and 1998, we purchased approximately $684,000 and $195,600, respectively, of products from or through Chori. During fiscal 1999 and 1998, we paid approximately $72,000 and $68,000, respectively, to Chori and Chori-America, representing commissions paid at the rate of 5% of sales to those companies in their respective capacities as international sales representatives for all of our products.

     Donald S. Michael, one of our directors until July 21, 1995 and our President and Chief Executive Officer until August 31, 1995, continues as a part-time employee, and is expected to continue making significant contributions to us. Mr. Michael has an employment agreement expiring August 31, 2000 which provides for compensation of $75,000 during the period September 1, 1995 to August 31, 1996, such compensation reducing by 20% per year thereafter. In addition, the agreement prevents Mr. Michael from competing with us, or disclosing any proprietary information, for which we paid him $150,000 (payment was made in twelve consecutive quarterly payments of $12,500 each commencing on November 1, 1995). Mr. Michael's employment agreement also provides for disability income equal to his base salary for up to six months of disability and, in the event of disability lasting beyond six months or in the event of his death, the agreement requires a payment of his unpaid compensation over a term of three years. If Mr. Michael retires during the term of this agreement, we are required to pay to him 30% of his unpaid compensation over a term of three years.

     Since August, 1992, we have provided $500,000 of life insurance for each of Messrs. Michael and Irani.


PROPOSAL 1 - NOMINATION AND ELECTION OF DIRECTORS

     The Board of Directors of the Company has nominated the following persons for election as directors, each to serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified or until such director's earlier resignation, death or removal: Gerald D. Posner, Keikhosrow Irani, Dennis Stoneman, William J. Eckenrode, Henry M. Rowan and Lawrence C. Karlson.

     Certain information concerning the nominees for election at the annual meeting is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the shares present by proxy at the meeting may be voted for the election of the other nominees in the discretion of the persons acting pursuant to those proxies.

     If any nominee for election to the Board of Directors should be unavailable to serve, the proxies may be voted for the election of another person designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees will be unable to serve if elected.

     The Board of Directors recommends a vote for each of the nominees for election as directors.

     The following information is submitted concerning the nominees for election as directors based upon information received by us from such persons:

Nominees for Election as Directors

     Gerald D. Posner (age 52) became one of our directors on May 3, 1999, and has served as our President and Chief Executive Officer since May 17, 1999. He is the former President and a major shareholder of Electronic Measurements, Inc., a New Jersey based manufacturer of power supplies. Under Mr. Posner's leadership, a successful LBO creating significant investor appreciation was completed in 1998, resulting in the sale of Electronic Measurements, Inc. to Siebe, plc. Prior to his involvement at Electronic Measurements, Mr. Posner was President of Eurotherm plc's temperature instrumentation subsidiary in the U.S. Mr. Posner holds a Bachelor of Science in Electrical Engineering degree from Cooper Union and a Master degree in Business Administration from Clark University.

     Keikhosrow Irani (age 63) is one of our founders and has served as one of our directors since our organization in 1969. On August 31, 1995 he became our President and Chief Executive Officer. On May 17, 1999 he relinquished his position as President, and became Chief Technical Officer. Mr. Irani holds the degree of Master of Science in Electrical Engineering from the University of Missouri.

     Dennis Stoneman (age 67) became one of our directors on May 3, 1999, and has served as a Vice President since May 17, 1999. He spent the past 14 years working in various capacities for several U.S. and overseas subsidiaries of Eurotherm plc. Since 1996, Mr. Stoneman has served as Eurotherm's Director of Business Development, primarily concerned with the acquisition of companies in the field of instrumentation, controls, solid state relays, AC and DC variable speed motor controls. Between 1993 and 1996, Mr. Stoneman was President of Eurotherm Instrumentation and Controls world wide where he was in charge of five manufacturing, three research and development, and seven sales operations generating $125 million annually.

     William J. Eckenrode (age 64) recently retired (1982 - 1998) as Vice President of Finance and Administration of Berwind Group, a privately owned investment management company with revenues in excess of one billion dollars. Berwind operates businesses in the industrial, pharmaceutical and real estate sectors. Prior to joining Berwind, Mr. Eckenrode held various management positions with Allis Chalmers Manufacturing Company, US Steel Corp, United Aircraft Corp and ITE Imperial Corp. Mr. Eckenrode holds a Bachelor of Science degree in Economics from Villanova University.

     Henry M. Rowan (age 76) was the founder (1954) and is currently the President of Inductotherm Industries, located in Rancocas, New Jersey. Inductotherm is a leader in the design and manufacture of equipment for induction melting, heat treating and welding and is comprised of 100 companies pursuing 50 different technologies with customers in 83 countries. Inductotherm employs over 5,300 employees and had sales in excess of $750 million in 1999. Mr. Rowan holds a Bachelor of Science in Electrical Engineering degree from the Wharton School of the University of Pennsylvania.

     Lawrence C. Karlson (age 57) has, since his retirement (1993) as Chairman and a director of Spectra-Physics AB, provided consulting services to a variety of businesses and has acted as a private investor in both seasoned and development stage companies. In 1983 Mr. Karlson formed Nobel Electronics, an autonomous business unit of AB Bofors, which manufactured instrumentation for the polymer processing and weighing and force measurement and position control industries. Nobel Electronics merged with Pharos AB, a company traded on the Stockholm Stock Exchange, of which Mr. Karlson became President and Chief Executive Officer. As a result of certain consolidation transactions, Mr. Karlson became Chairman and a director of Spectra AB in 1990, whose business focused on niche oriented, high technology companies specializing in lasers, opto-electronic instruments and microwave transmission. Aggregate sales for the Spectra-Physics AB group of companies exceeded $685 million in 1990. Prior to forming Nobel Electronics, Mr. Karlson held various positions with Fischer & Porter Company commencing in 1965 and was appointed President in 1981. Mr. Karlson received a Masters degree in Business Administration from the Wharton School at the University of Pennsylvania.

Committees of The Board of Directors; Board Meetings

     The Board of Directors has created two committees: the Audit Committee and the Compensation Committee.

     The Audit Committee of the Board of Directors was established in August 1999 and reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The currents members of the Audit Committee are Messrs. Steven Bronson and Paul Bronson. Inasmuch as neither of those committee members is standing for reelection to the Board, the Board intends to appoint new members who will meet the eligibility requirements of the Audit Committee's new Charter at a meeting which will be held immediately after our Annual Meeting is concluded. The Audit Committee Charter is attached as Appendix A.

     The Compensation Committee of our Board of Directors also was established in August 1999. It determines the salaries, benefits and stock option grants for our employees, consultants and directors. The current members of the Compensation Committee are Messrs. Gerald D. Posner and Paul N. Bronson. The Board intends to appoint new members to this committee at a meeting which will be held immediately after our Annual Meeting is concluded. The members of the Compensation Committee oversee the administration of our Plan.

     There were two Board meetings held during the fiscal year ended October 31, 1999. Each director attended all meetings. The Board also acted once during that fiscal year by unanimous written consent in lieu of meeting.

PROPOSAL 2 - INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At the Annual Meeting, our shareholders will be asked to ratify the Board's appointment of Arthur Andersen LLP ("Andersen") as our independent auditors for the fiscal year ending October 31, 2000. It is not expected that a representative of Andersen will be present at the meeting.

     We engaged the services of Andersen effective on May 19, 2000 (the "Effective Date") for the purposes of auditing our financial statements for the year ending October 31, 2000. As a result of the engagement of Andersen, the services of Feldman Scherb Horowitz & Co., P.C. ("Feldman") as auditor of our financial statements were terminated as of May 24, 2000. The change in auditors was implemented solely as a result of management's determination that our future activities would involve us in accounting and auditing needs that could be better provided by a firm with a broader range of resources than those which our management felt that the Feldman firm possessed.

     Assuming a quorum consisting of a majority of all of the outstanding shares of common stock is present, in person or by proxy, at the meeting, the affirmative vote of the holders of a majority of the stock present, in person or by proxy, at the meeting is required to ratify the Board's selection of our independent auditors for the current fiscal year.

     The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 and proxies solicited by the Board of Directors will be so voted unless shareholders specify on their proxy card a contrary choice.

                              SHAREHOLDER PROPOSALS

     Shareholders who wish to present proposals for action at the 2001 Annual Meeting of Shareholders should submit their proposals in writing to our Corporate Secretary at our address set forth on the first page of this proxy statement. It is anticipated that the 2001 Annual Meeting will be held in or about July, 2001. Accordingly, proposals must be received by the Secretary on or before February 24, 2001 in order to be considered for inclusion in next year's proxy materials.

                  ANNUAL AND QUARTERLY REPORTS TO SHAREHOLDERS

     Our Annual Report to Shareholders consisting of a letter from our President and a copy of our Annual Report on Form 10-KSB for the year ended October 31, 1999, including audited financial statements, and our quarterly report on Form 10-QSB for the quarter ended April 30, 2000 have been mailed to the shareholders concurrently herewith, but such reports are not incorporated in this Proxy Statement and are not deemed to be part of the proxy solicitation material.

                                  OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                             By order of the Board of Directors

                                             /s/ Steven D. Dreyer

                                             Steven D. Dreyer, Secretary

June 23, 2000
Oakland, New Jersey

                                   Appendix A
                                   ----------

                         MIKRON INSTRUMENT COMPANY, INC.

                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

                                  C H A R T E R

                                    ARTICLE I

                   CHARTER; PURPOSE AND FUNCTION OF COMMITTEE

This document shall be the official Charter of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Mikron Instrument Company, Inc., a New Jersey corporation (the "Company"). The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: (a) the financial reports and other financial information provided by the Company to any governmental body or the public, (b) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and (c) the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee shall be accountable and responsible to the full Board. The Committee's primary duties and responsibilities are to:

     o Serve as independent and objective party to monitor the Company's financial reporting process and internal control systems;

     o Review and appraise the audit efforts of the Company's independent accountants and internal auditing department; and

     o Provide open channels of communication among the Company's independent accountants, financial and senior management, the internal auditing department and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Article IV of this Charter.

                                   ARTICLE II

                COMPOSITION; QUALIFICATIONS OF COMMITTEE MEMBERS

1. Composition. The Committee shall be comprised of two (2) or more members of the Board, which number shall be determined by the Board from time to time in its discretion.

2. Qualifications. A majority of the members of the Committee shall be "Independent Directors" (as defined herein), and shall be free from any relationship that, in the judgment of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

                                   ARTICLE III

                              ELECTION AND MEETINGS

1. Election. The initial members of the Committee shall be appointed by the Board. Thereafter, the Board shall appoint the members of the Committee annually, which otherwise shall serve until their successors shall be duly elected and qualified. Unless a Chairman of the Committee is appointed by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee.

2. Meetings. The Committee shall meet:


  (a) annually to review with the Company's financial management and its independent accountants the Company's audited financial statements and the financial disclosures to be made in the Company's Annual Report on Form 10-KSB; and

  (b) on such additional occasions as:

      (i)  may be required pursuant to Article IV, Section 1(e) hereof; or

      (ii) circumstances may require in the discretion of the Committee and the Board.

As an element of its duties to encourage and facilitate open communication, in connection with the Committee's annual meeting or any meeting to be held pursuant to Article IV, Section 1(e) hereof, the Committee shall meet with representatives from the Company's executive management, internal auditing department and its independent accountants in separate sessions to discuss any matters that the Committee or any of these groups believe should be discussed.

                                   ARTICLE IV

                           RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee shall:

1. Documents/Reports Review

  (a) Review, and if it deems necessary or appropriate, update this Charter periodically, at least annually.

     (b) Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or to the public, including any certification, report, opinion or review rendered by the Company's independent accountants.

     (c) Review the regular internal reports to management prepared by the Company's internal auditing/accounting department and management's response to such reports.

     (d) Review all 10-KSB Annual Reports with the Company's financial management and its independent accountants, prior to the filing thereof with the Securities and Exchange Commission. The Chairman of the Committee may represent the entire committee for purposes of these reviews.

     (e) Review any Form 10-QSB Quarterly Report, Form 8-K Current Report or other report that contains financial information with the Company's financial management and its independent accountants, in the event that the Company's independent accountants advise the Committee Chairman that any matter presented in a draft of such report should be reviewed by the Committee prior to the filing thereof with the Securities and Exchange Commission. The Chairman of the Committee may represent the entire committee for purposes of these reviews.

2.       Independent Accountants

         (a) Recommend to the Board the Committee's selection of an independent accounting firm, considering independence and effectiveness and other factors it deems appropriate and in the best interests of the Company, and approve the fees and other compensation to be paid to such independent accounting firm. On at least an annual basis, the Committee should receive from the independent accounting firm a formal written statement delineating and describing all relationships between the Company and such firm, consistent with the Independence Standards Board's Standard 1. The Committee should review and discuss with the independent accounting firm all such identified relationships or services to examine and determine the independence and objectivity of the accounting firm. The Committee shall take all appropriate action, or recommend to the Board such appropriate actions, to oversee the independence of such accounting auditors.

         (b) Review and evaluate the performance of the independent accounting firm, and when appropriate, recommend to the Board or implement a discharge and replacement of the accounting firm when circumstances warrant.

         (c) Periodically consult with the independent accounting firm out of the presence of the Company's management regarding internal controls and the fullness and accuracy of the Company's financial statements.

3.       Financial Reporting Process

         (a) In consultation with the independent accounting firm and the Company's internal accounting personnel/auditors, review the integrity of the Company's financial reporting process, both internal and external.

         (b) Consider the independent accounting firm's judgments about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

         (c) Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accounting firm, management of the Company and/or its internal accounting department.

4.       Process And Organizational Improvements

         (a) Establish regular and separate systems of reporting to the Committee by each of management, the independent accounting firm, and the Company's internal accounting department regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

         (b) Following completion of the annual audit, review separately with each of management, the independent accounting firm and the Company's internal accounting department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         (c) Review any significant disagreement among management and the independent accounting firm or the Company's internal accounting department in connection with the preparation of the financial statements.

         (d) Review with the independent accounting firm, the Company's internal accounting department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as determined by the Committee.

         (e) Review the organizational structure of the Company's internal auditing department and the qualifications of the managers of such department, and recommend any appropriate changes to the Company's management.

5.       Legal Compliance; General

         (a) Review, with the Company's outside legal counsel, legal compliance matters, including corporate securities trading policies.

         (b) Review, with the Company's outside legal counsel, any legal matter that could have a significant impact on the Company's financial statements.

         (c) Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

                                   DEFINITIONS

INDEPENDENT DIRECTOR - A person other than an officer or employee of the Company or any of its subsidiaries or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent for these purposes:

     (a) a director who is employed by the Company or any of its affiliates for the current year or any of the past three (3) years;

     (b) a director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan or other non-discretionary compensation;

     (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three (3) years, employed by the Company or any of its affiliates as an executive officer. Immediate family members include a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home;

     (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three (3) years; or

     (e) a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

                        MIKRON INSTRUMENT COMPANY, INC.          [FORM OF PROXY]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MIKRON INSTRUMENT
                                 COMPANY, INC.

    The undersigned holder of the $.003 par value common stock (the "Common Shares") of Mikron Instrument Company, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company's Annual Meeting of Shareholders (the "Annual Meeting"), and does appoint Gerald D. Posner, Dennis Stoneman and Keikhosrow Irani, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of the Company located at 16 Thornton Road, Oakland, N.J., on Monday, July 24, 2000, at 11:00 A.M., or at any adjournment or adjournments thereof (the "Meeting"), and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

                  PLEASE MARK BOXES /X/ IN BLUE OR BLACK INK.

    1. To elect as Directors to serve until the Annual Meeting to be held in 2000, the Nominees listed below:

Gerald D. Posner, Dennis Stoneman, Keikhosrow Irani, William J. Eckenrode, Henry M. Rowan and Lawrence C. Karlson

    / / FOR all the foregoing Nominees    / / WITHHOLD AUTHORITY to vote for the
foregoing Nominees

   NOTE: To withhold authority to vote for any individual nominee, strike a line through that nominee's name. Unless authority to vote for all of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote for every nominee whose name is not struck.

                                     (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

    2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending October 31, 2000.
             / / FOR             / / AGAINST             / / ABSTAIN

    3. To transact such other business as may properly come before the meeting.
             / / FOR             / / AGAINST             / / ABSTAIN

    THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" EACH OF PROPOSITIONS 1 AND 2, LISTED ABOVE UNLESS OTHERWISE INDICATED. IF ANY OTHER BUSINESS IS TRANSACTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES. THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "FOR" FOR EACH OF THE LISTED PROPOSITIONS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MIKRON INSTRUMENT COMPANY, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                                              NOTE: Signature(s) should follow
                                              exactly the name(s) on the stock
                                              certificate. Executor,
                                              administrator, trustee or guardian
                                              should sign as such. If more than
                                              one trustee, all should sign. ALL
                                              JOINT OWNERS MUST SIGN.

                                              Dated: ___________________________
                                              __________________________________
                                                   Signature of Shareholder

                                              __________________________________
                                                   Signature of Shareholder